Exhibit 12.1

December 2, 2020

TZP Group Investments, L.P.

7 Times Square - Suite 4307

New York, New York 10036

Attention: Erin Edwards

TZP Group Holdings, L.P.

7 Times Square - Suite 4307

New York, New York 10036

Attention: Erin Edwards

Ladies and Gentlemen:

We have acted as counsel to Feel the World, Inc., a Delaware corporation (the “Company”), in connection with the sale to you today of the shares (the “Preferred Shares”) of the Company’s Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), pursuant to that certain Stock Purchase and Exchange Agreement dated as of December 2, 2020 (the “Purchase Agreement”) made by and among the Company and the Purchasers (as defined in the Purchase Agreement). We are furnishing this opinion letter to you pursuant to Section 6.01 of the Purchase Agreement. Capitalized terms that are defined in the Purchase Agreement and not otherwise defined in this opinion letter are used in this opinion letter as so defined.

The Purchase Agreement, Restated Charter, Restated Bylaws, Voting Agreement, Investors’ Rights Agreement, Right of First Refusal and Co-Sale Agreement, Management Rights Letter and Management Services Agreement are referred to collectively in this opinion letter as the “Transaction Documents.”

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on representations in the Purchase Agreement and certificates of officers of the Company.

Our opinion regarding valid existence and good standing in numbered paragraph 1 below is based solely on a certificate of the Delaware Secretary of State and, in the case of valid existence, a review of the Company’s Amended and Restated Certificate of Incorporation, in effect as of December 1, 2020, as well as the Restated Charter, and an Officer’s Certificate confirming that the Company has taken no action to dissolve the Company.

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Our opinion regarding the validity, binding effect and enforceability of the Transaction Documents in numbered paragraph 3 below is limited to the substantive law of Delaware, and to the Delaware General Corporation Law to the extent that provisions of the Transaction Documents are governed by the Delaware General Corporation Law, and does not address the possible application under Delaware choice-of-law rules of the substantive law of any other jurisdiction.

Our opinion in numbered paragraph 7 below is based on the assumptions that: (i) the Company and any person acting on its behalf have complied and will comply with the limitations on the manner of offering and sale set forth in Rule 502(c) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to all offers and sales of the Company’s securities, including the Preferred Shares and the Conversion Shares (as defined below), and (ii) the Company is not disqualified from relying upon the exemption from the registration requirements of the Securities Act provided by Rule 506 under the Securities Act by reason of the provisions of paragraphs (d) and (e) of that rule.

Our opinions set forth below are limited to Delaware law, the Delaware General Corporation Law, and the federal law of the United States. Our opinion in numbered paragraph 7 is the only opinion that addresses securities laws. Our opinions set forth below do not cover, without limitation, any other statute, rule or regulation customarily understood not to be covered.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.                  The Company is validly existing as a corporation and in good standing under Delaware law.

2.                  The Company has the corporate power to execute and deliver each of the Transaction Documents and perform its obligations thereunder.

3.                  Each of the Transaction Documents has been duly authorized, executed and delivered by the Company and constitutes its valid and binding obligation enforceable against it in accordance with its terms.

4.                  The execution and delivery by the Company of the Transaction Documents and the performance by the Company of its obligations under the Transaction Documents, including its issuance and sale of the Preferred Shares and its issuance of the shares of Common Stock issuable upon conversion of the Preferred Shares in accordance with the Company’s Restated Charter (the “Conversion Shares”), do not and will not (a) result in a violation by the Company of the Delaware General Corporation Law or any Delaware or federal statute or rule or regulation thereunder, or (b) violate the Company’s Restated Charter or Restated Bylaws.

5.                  Other than the filing of the Restated Charter with the Delaware Secretary of State, the Company is not required to obtain any consent, approval, license or exemption by, or order or authorization of, or to make any filing, recording or registration with, any governmental authority pursuant to the Delaware General Corporation Law or any Delaware or federal statute or rule or regulation thereunder in connection with the execution and delivery by the Company of the Transaction Documents or the performance by it of its obligations thereunder.

6.                  The Preferred Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Purchase Agreement, will be validly issued, fully paid and nonassessable. A sufficient number of authorized but unissued shares of Common Stock are available for issuance were the Preferred Shares converted today, and, assuming sufficient authorized but unissued shares of Common Stock, are available for issuance when the Preferred Shares are converted. The Conversion Shares, when issued and delivered upon conversion of the Preferred Shares in accordance with the Company’s Restated Charter, will be validly issued, fully paid and nonassessable.

7.                  Assuming the accuracy of the Purchasers’ representations, and their compliance with their respective agreements, in the Purchase Agreement, the sale of the Preferred Shares pursuant to the Purchase Agreement does not require registration under the Securities Act.

8.                  Immediately prior to issuance of the Preferred Shares, the authorized capital stock of the Company consists of (a) 20,000,000 shares of Common Stock, $0.0001 par value per share, (i) 19,824,168 of which have been designated Class A Voting Common Stock and (ii) 175,832 of which have been designated Class B Non-Voting Stock and (b) 3,681,234 shares of Preferred Stock, $0.0001 par value per share, of which all shares have been designated Series A Preferred Stock, none of which are issued and outstanding.

We are not representing the Company in any pending litigation in which it is a named defendant that challenges the validity or enforceability of, or seeks to enjoin the performance of, the Transaction Documents.

Our opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

We express no opinion as to (a) compliance by the directors and stockholders of the Company with their fiduciary duties in approving the Transaction Documents; and (b) the validity, binding effect and enforceability of (i) any provision in the Transaction Documents to the extent it is inconsistent with any applicable statute of limitations that purports to limit the rights of a stockholder to exercise appraisal or dissenters’ rights, and any other provision that, if enforceable, would have that effect or that relates to arbitration or the choice of forum for resolving disputes, and (ii) the indemnification obligations of the Company set forth in the Investors’ Rights Agreement.

We do not express any opinion with respect to any laws, rules, regulations or orders concerning declared emergencies in connection with the COVID-19 pandemic or their effect on the opinions stated herein.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

This opinion letter is being furnished only to you for your use solely in connection with the Transaction Documents and the transactions contemplated thereby, and neither it nor the opinions it contains may be relied on for any other purpose or by anyone else.

Very truly yours, /s/ Jones && Keller, P.C. Jones & Keller, P.C.

cc: Goodwin Procter LLP, attention James A. Hutchinson, Esq.